Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

SOUTHERN SATELLITE CORP.

The undersigned incorporator, for the purpose of forming a corporation under the Stock Corporation Act of the State of Connecticut, hereby certifies as follows:

FIRST:                                                           The name of the corporation is SOUTHERN SATELLITE CORP. (the “Corporation”).

SECOND:                                          The nature of the business to be transacted and the purposes to be promoted or carried out by said Corporation are as follows:

A.                                   To make, enter into, perform and carry out contracts of every kind and description with any person, firm, association, corporation or government or subdivision thereof.

B.                                     To acquire by purchase, exchange or otherwise, all or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations or corporations heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Connecticut, or for any state or country; to pay for the same in cash, to hold, operate, reorganize, liquidate, sell all or any part thereof and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of such persons, and to conduct the whole or any part of any business thus acquired.

C.                                     To engage in any lawful act or activity for which corporations may be formed under the Connecticut Stock Corporation Act.

D.                                    To do all and everything necessary, suitable or proper for the accomplishment of any of the powers hereinbefore set forth, either alone or in connection with other corporations, firms, or individuals, either as principals, or agents, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid objects, purposes or powers, or any of them.

The foregoing provisions of this Article SECOND shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the Corporation, and the purposes and powers herein specified shall, except when otherwise provided by this Article SECOND, be in no ways limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of this Certificate of Incorporation; provided that nothing herein contained shall be construed as authorizing the Corporation to transact any business or promote any purpose other than those for which corporations may be formed under the provisions of the Connecticut Stock Corporation Act; and provided further, that the Corporation shall not carry on any business or exercise any power in any state, territory or country which, under the laws thereof, the Corporation may not lawfully carry on or exercise.

THIRD:                                                       The amount of the capital stock of said Corporation hereby authorized is Twenty Thousand (20,000) shares, each having a par value of ten ($.10) cents and without right of preemption, which stock shall be divided into classes as follows: All common stock. The directors are empowered to issue, from time to time, shares of such stock for such consideration as the directors may deem advisable.

FOURTH:                                         The Board of Directors shall have authority to establish series and fix and determine the variations as among series of the shares of stock of the Corporation.

FIFTH:                                                          The amount of stated capital is One Thousand ($1,000.00) Dollars.

SIXTH:                                                        The Corporation shall, to the fullest extent permitted by Section 33-320a of the Connecticut Stock Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, both of shareholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office and shall continue as to a person who has ceased to be a shareholder, director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

SEVENTH:                                      A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages in excess of the compensation received by that director during the year of the breach for breach of duty as a director, if such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate, as defined in subdivision (3) of Section 33-374d of the Connecticut Stock Corporation Act, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Corporation, or (v) create liability under Section 33-321 of the Connecticut Stock Corporation Act.

EIGHTH:                                                The duration of said Corporation is unlimited.

I hereby declare, under the penalties of making a false statement, that the statements made in the foregoing certificate are true.

Dated at Greenwich, Connecticut as of this 22nd day of October, 1993.

/s/ Juerg A. Heim
Juerg A. Heim
Sole Incorporator